Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT

BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE

REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into effective the 8th day of February 2024 by and between IR Agency LLC, a limited liability company organized under the laws of the State of New Jersey (the “Consultant”) and Inspire Veterinary Partners, Inc., a Nevada corporation (the “Client”).

WHEREAS, the Consultant is in the business of providing investor relations-related services consisting of preparing and disseminating advertisements consisting of profiles of public corporations, paying newsletters to disseminate information and building a digital community of potential investors in public corporation clients (the “Services”);

WHEREAS, the Client wishes to retain the Consultant to provide the Services; and

WHEREAS, the Consultant wishes to be retained by the Client to render the Services to the Client.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.	Consulting Services. The Client hereby retains the Consultant to perform the Services with respect to the Client (Nasdaq: “IVP”), and the Consultant hereby accepts and agrees to such retention during the Term (defined below) of this Agreement. Consultant does not make any representation about the response, if any, to the public release of the advertisements for Client. Consultant shall provide its Services in a professional manner using reasonable commercial efforts.

It is acknowledged and agreed by the Client that the Consultant carries no professional licenses, and is not rendering, or undertaking to render, any legal or investment advice nor is it acting as an investment advisor or broker/dealer within the meaning of the applicable federal and state securities laws. The Client acknowledges and agrees that (a) it and its affiliates each have relied and will continue to rely on the advice of its own legal, regulatory, and securities law advisors for all matters and (b) neither the Client nor any of its affiliates has received, or has relied upon, the advice of Consultant or any of its affiliates regarding legal, regulatory, or securities law matters.

2.	The Services of the Consultant shall not be exclusive to the Client, and the Client acknowledges that Consultant will be performing similar Services for other clients and, subject to the covenants set forth in Annex A, Consultant shall be free to perform Services for such other persons. Consultant acknowledges, agrees and covenants to Client the covenants set forth in Annex A hereto.

3.	Independent Contractor. Nothing contained herein shall be considered as creating a relationship of agent-principal, employer-employee or joint venturers between the Consultant and the Client. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Client to any liability or obligation or to represent that Consultant has any such authority. The Client shall not make or be obligated to make on behalf of Consultant any payments, taxes or other expenses generally applicable to or on account of employees, including but not limited to social security, worker’s compensation or unemployment insurance payments on behalf of Consultant or its employees. Consultant at all times shall act hereunder as an independent contractor and not as a fiduciary of the Client. The engagement of Consultant hereunder is not deemed to be on behalf of, and is not intended to confer contractual or fiduciary rights upon, any stockholder of the Client or any other person not a party hereto as against Consultant or any of Consultant’s members, directors, officers, agents or employees. The Client shall be entitled to exercise broad general power of supervision and control over the work performed by Consultant to ensure satisfactory performance, including the right to inspect, the right to stop work, the right to make suggestions or recommendations as to the details of the work, and the right to modifications to the work.

4.	Compensation. As consideration for the performance of the Services hereunder, upon the date of the execution and delivery of this Agreement, the Client shall pay to the Consultant the sum of $1,250,000 (One- Million Two Hundred and Fifty-Thousand Dollars) in cash via bank wire transfer at the account of Consultant indicated in Annex B hereto. Funds will be allocated as following, subject to change at any time:

●	$400,000 will be used on Financial Websites (Google, Facebook, 3rd party proprietary sites) that currently have an audience interested in finding out about undervalued opportunities in the micro-cap space.

●	$150,000 will be used for Analyst, Editor, Web Developer and Copywriter to develop marketing materials that will be delivered to interested leads that have opted in to received information.

●	$600,000 will be used for internal databases of Consultant and paid to a third party who funds these databases, which include over 100,000 subscribers who have showed interest in finding out about micro-cap companies

●	Consultant Management fee of $100,000.

Such consideration shall be deemed earned in full upon receipt and shall be nonrefundable in the event of the termination of this Agreement. Consultant shall be responsible for all out-of-pocket expenses incurred or paid in connection with its performance of the Services hereunder.

5.	Termination. The term of this Agreement shall be six (6) months from the date first written above, unless terminated earlier pursuant to this Section 5 (the “Term”). This Agreement may be terminated, with or without cause, by Client at any time by written notice to Consultant.

6.	Work Product. All information and materials produced for the Client shall be the property of the Consultant, free and clear of all claims thereto by the Client, and the Client shall have no claim of authorship therein.

7.	Information. In connection with Consultant’s performance of its Services, Consultant will rely on Client’s press releases and Client’s most recent reports, if any, filed with the Securities and Exchange Commission (collectively, the “Company Information”). The Client hereby acknowledges and agrees that, in performing its Services hereunder, Consultant will be using and relying on the Company Information without independent verification thereof. The Client represents and warrants to Consultant that Client will not authorize or approve any advertisement unless, to its knowledge, such advertisement is correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. The Client agrees to promptly notify Consultant upon the occurrence of any event which causes Client to believe that any advertisement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

8.	No Broker-Dealer Activities. The Client acknowledges that it understands that Consultant is not a registered broker-dealer or investment advisor and will not engage in any activities on behalf of the Client that require it to be registered as a broker-dealer or investment advisor. Nothing contained herein shall be deemed a commitment or undertaking of any kind on the part of Consultant or any of its affiliates to underwrite, sell, place or purchase any securities, to provide any debt or equity financing or to participate in any transaction, or a recommendation to buy or sell any securities.

9.	Representations and Warranties. Consultant represents and warrants to Client the representations and warranties set forth in Annex C hereto.

Consultant shall immediately notify Client in writing if, at any time during the term of this Agreement, (a) any representation or warranty of Consultant contained in this Agreement shall no longer be true and correct, or (b) Consultant becomes aware of any known, suspected, or alleged violation of law or breach of agreement by Client, by Consultant or its agents, or by any third party relating to the Services or the Client.

10.	Disclaimer of Responsibility. In no event or circumstances shall the Consultant be liable or be made liable for any expense incurred or loss suffered by the Client as a consequence of Consultant’s performance of the Services, except for those actions caused by the fraud, willful misconduct, or negligent acts or omissions of Consultant or Consultant’s agents. In no event shall Consultant be liable for any indirect, incidental, special or consequential damages, whether in an action in contract or in tort.

11.	Other Representations. Client represents that it is not a party to any existing agreement that will conflict with this Agreement. The Client also represents that it has the full power, authority and ability to enter into this Agreement.

12.	Notices. Any notice or other communication required or permitted to be given to either party hereunder shall be in writing and shall be given to such party at such party’s address set forth below or such other address as such party may hereafter specify by notice in writing to the other party. Any such notice or other communication shall be addressed as aforesaid and given by (a) certified mail, return receipt requested, with first class postage prepaid, (b) hand delivery, or (c) via electronic communication (i.e., e-mail) or reputable overnight courier. Any notice or other communication will be deemed to have been duly given (i) on the fifth (5) day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, with first class postage prepaid, (ii) on the date of service or delivery if served or delivered personally, (iii) on the business day of confirmation of delivery if via overnight courier service, or (iv) or the date of receipt if sending of an electronic communication,

If to the Client:

Inspire Veterinary Partners, Inc.

780 Lynnhaven Parkway

Suite 400

Virginia Beach, Virginia 23452

Email: kcarr@inspirevet.com and rfrank@inspirevet.com

Attention: Kimball Carr and Richard Frank

With a copy (which shall not constitute notice) to:

The Crone Law Group, PC

420 Lexington Avenue, Suite 2446

New York, New York 10170

Telephone Number: (646) 861-7891

Email: mcrone@cronelawgroup.com and jlaxague@cronelawgroup.com

Attention: Mark E. Crone, Esq. and Joe Laxague, Esq.

If to Consultant:

IR Agency LLC

23 Downing Street, Newark NJ 07105 E-mail: Raf@ir.agency

13.	Waiver of Breach. Any waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party.

14.	Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party, which will not be delayed or withheld unreasonably; provided that the Client shall not be required to consent to any assignment by Consultant of its cash and compensation payable pursuant to Section 4 hereof. Any assignment without such consent, when required, shall have no legal validity; subject to the foregoing, this Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

15.	Governing Law and Jurisdiction. The internal laws, without regard to conflicts of laws principles, of the State of New York shall govern all questions concerning the construction, validity, interpretation and performance of this Agreement. Each party voluntarily submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York located in The City of New York, New York County, in any action or proceeding with respect to this Agreement, but if such Court lacks subject matter jurisdiction then each party voluntarily submits to the exclusive jurisdiction of the courts sitting in the City and State of New York, New York County, having subject matter jurisdiction. Each party hereto waives, and agrees not to assert, any objection that it may have to the location of the aforesaid New York court in which an action or proceeding has been commenced in connection with this Agreement and FURTHER WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. The Client agrees that it may be served by registered mail with process at its address set forth herein in Section 12 above for the giving of notice, as from time to time changed on notice duly given.

16.	Entire Agreement. This Agreement contains the complete agreement between the parties with respect to the subject matter hereof and supersedes any prior proposals, understandings, agreements or representations by or between the parties, written or oral.

17.	Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by any court of competent jurisdiction to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

18.	Waiver and Modification. Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing through an amendment of this Agreement and signed by the parties hereto.

19.	Counterparts and Digital Signatures. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, and all such counterparts taken together shall constitute one and the same instrument. Any signature on this Agreement communicated by digital transmission shall be binding upon the party transmitting it. Execution and delivery of this Agreement by exchange of digital copies bearing the digital signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such digital copies shall constitute enforceable original documents.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, effective as of the date set forth above.

IR Agency LLC By:

By:	/s/ Rafael Pereira
Name:	Rafael Pereira

Inspire Veterinary Partners Inc.

By:	/s/ Kimball Carr
Name:	Kimball Carr
Position:	Chair, President and Chief Executive Officer

Annex A

Covenants of Consultant

Consultant covenants for itself and its employees, affiliates and agents as follows:

(a)	Non-Disclosure. Client may disclose to Consultant, or Consultant may otherwise receive access to, Confidential Information (defined below). During the Term of this Agreement, and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, Consultant and its Representatives (defined below) shall use the Confidential Information solely in performance of the Services pursuant to this Agreement and, subject to next succeeding paragraph, shall not disclose or permit access to Confidential Information other than to its affiliates and its or their employees, attorneys and accountants (collectively, “Representatives”) who: (a) need access to such Confidential Information in connection with the provision of the Services; (b) are informed of its confidential nature; and (c) are bound by confidentiality obligations no less protective of the Confidential Information than the terms contained herein. Consultant shall safeguard the Confidential Information from unauthorized use, access, or disclosure using at least the degree of care it uses to protect its most sensitive information and no less than a commercially reasonable degree of care. Consultant shall promptly notify Client in writing of any unauthorized use or disclosure of Confidential Information and use its best efforts to prevent further use or disclosure. Consultant shall be responsible for any breach of this Agreement caused by its Representatives. The term “Confidential Information” means all non-public, proprietary, or confidential information of Client disclosed, including but not limited to any trade secrets, in oral, visual, written, electronic, or other tangible or intangible form, whether or not marked or designated as “confidential,” and all notes, analyses, summaries, and other materials prepared by Recipient or any of its Representatives that contain, are based on, or otherwise reflect, to any degree, any of the foregoing; provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Consultant’s or its Representatives’ act or omission; (b) is obtained by Consultant or its Representatives on a non-confidential basis from a third party that was not legally or contractually restricted from disclosing such information; or (c) Consultant establishes by documentary evidence, was or is independently developed by Consultant or its Representatives without using any Confidential Information.

Consultant acknowledges and agrees that any breach of this Agreement will cause irreparable harm and injury to Client for which money damages would be an inadequate remedy and that, in addition to remedies at law, Client is entitled to equitable relief as a remedy for any such breach. Consultant waives any claim or defense that Client has an adequate remedy at law in any such proceeding.

(b)	Non-Solicitation of Customers. Consultant agrees with Client that during the Term of this Agreement and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, none of Consultant nor its employees, affiliates and agents shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any person or entity that was a client or customer of Client, to seek or obtain veterinary services from any provider of veterinary services other than Client.

(c)	Non-Solicitation of Vendors. Consultant agrees with Client that during the Term of this Agreement and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, none of Consultant nor its employees, affiliates and agents shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any person or entity that was a vendor or service provider of Client, to modify, delay, terminate, or otherwise alter any existing vendor or service provider relationship with Client.

(d)	Non-disparagement. Consultant agrees with Client that during the Term of this Agreement and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, that the Consultant and its employees, affiliates and agents will not make, publish, or communicate to any person or entity or in any public forum any maliciously false, defamatory or disparaging remarks, comments, or statements concerning Client or any of Client’s products or services, or any of its employees, directors or officers.

(e)	Trading restrictions. During the Term of this Agreement, Consultant and its employees, affiliates and agents will not (i) acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any debt or equity security of Client or any of its subsidiaries, or rights or options to acquire interests in any of Client’s debt or equity securities; (ii) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any debt or equity securities of Client or any securities convertible into or exercisable or exchangeable for shares of capital stock of Client; or (iii) engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Securities Exchange Act of 1934, as amended) of any debt or equity security or any stock pledge, forward sales contract, option, put, call, swap or similar hedging transaction with respect to any securities of the Client.

Annex B

IR Agency wire Instructions

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Annex C

Representations and Warranties of Consultant

Consultant represents and warrants:

(a)	it is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of New Jersey;

(b)	it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c)	the execution of this Agreement by the individual whose signature is set forth at the end of this Agreement and the delivery of this Agreement by Consultant have been duly authorized by all necessary action on the part of Consultant;

(d)	this Agreement has been executed, and delivered by Consultant and constitutes the legal, valid, and binding obligation of Consultant, enforceable against Consultant in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity;

(e)	the execution, delivery, and performance of this Agreement by Consultant will not violate, conflict with, require consent under or result in any breach or default under any material applicable law, or (ii) the provisions of any material contract or agreement to which Consultant is a party;

(f)	the Consultant has, and each of its agents has, the resources, skill, experience, and qualifications to perform all of the Services under this Agreement in a professional and workmanlike manner, in accordance with generally recognized industry standards for similar services, and will perform the Services in a professional and workmanlike manner customary in the industry;

(g)	the Consultant will, and each of its agents will, perform the Services in compliance with the terms and conditions of this Agreement and all applicable laws, ordinances and regulations;

(h)	the Consultant has not, and none of its agents has, been

a.	subject to any disciplinary actions by any applicable financial accrediting bodies including Nasdaq, the Securities and Exchange Commission, Financial Industry Regulatory Authority, and related, or other similar entities, nor been subject to any other restrictions or sanctions related to allegations of professional misconduct;

b.	convicted, within ten (10) years of the date hereof, of any felony or misdemeanor in connection with the purchase or sale of any security, involving the making of any false filing with the SEC; or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities (each of the foregoing, a “Prohibited Act”);

c.	subject to any order, judgment or decree of any court of competent jurisdiction, entered within five (5) years of the date hereof, that, on the date hereof, restrains or enjoins you from engaging or continuing to engage in any conduct or practice in connection with a Prohibited Act;

d.	suspended or expelled from membership in, or suspended or barred from association with a member of, a securities self-regulatory organization, registered national securities exchange or registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade; or

e.	subject to a United States Postal Service false representation order entered within five (5) years of the date hereof, or are you, on the date hereof, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

(i)	the Consultant does not have any other conflict of interest which might interfere with Consultant’s independent judgment or objectivity in the performance of Services hereunder; and

(j)	the Consultant possesses all relevant licenses and authorizations that may be required in order to perform the Services.